EV Energy Partners to Acquire Natural Gas Properties in West Virginia: Conference Call Scheduled for November 19 at 11:00am ET: Announces Anticipated Distribution Increase

HOUSTON, Nov 19, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced that it has signed an agreement to acquire natural gas properties in West Virginia for $59.5 million from an institutional partnership managed by EnerVest, Ltd. The acquisition, which has been approved by the Board of Directors, is expected to close around the end of 2007, and is subject to customary closing conditions and purchase price adjustments. EVEP plans to initially finance the acquisition with borrowings under its credit facility.

In addition, with the inclusion of the Permian Basin acquisition, which closed on October 1, 2007, management anticipates that it will recommend to the Board of Directors a $0.04 increase in the quarterly distribution rate to $0.60 per unit, or a 7.1% increase, beginning with the distribution for the fourth quarter of 2007 (payable during the first quarter of 2008), as well as a further increase in the distribution rate for the first quarter of 2008 (payable during the second quarter of 2008).

"The acquisition of these properties will create excellent synergies with our existing West Virginia assets," said John B. Walker, Chairman and CEO. "As with our recently completed acquisitions, these properties fit well with EVEP's asset base and we expect the acquisition to be accretive to distributable cash flow per unit."

The properties include:

--	543 wells located primarily in Barbour, Harrison & Lewis counties, WV

--	Estimated proved reserves as of October 1, 2007 (based on recent strip prices) of approximately 28 Bcfe

--	99 percent proved developed producing

--	99.5 percent natural gas

--	Operate 94 percent of the property value

--	High working interest averaging over 80 percent

--	Reserves-to-production ratio of 18 years

--	Current net daily production of approximately 4,300 Mcfe

For 2008, EVEP expects the following for the properties to be acquired:

Net daily production (Mcfe)	3,900 to 4,100
Lease operating expenses, per Mcfe	$1.20 to $1.30
Production taxes (as percent of revenues)	5.00%
Price differential vs NYMEX ($/Mcfe)	+$0.20 to +$0.40
Incremental general and administrative expense ($thous)	325 to 375

EVEP has entered into additional commodity price hedges since recently disclosing its hedge positions in its November 14, 2007 press release. These hedges, which are indexed to Dominion Appalachia, are summarized below. EVEP utilizes derivative instruments, such as price swaps and collars, to minimize the variability of its forecasted cash flows due to price movements in natural gas, crude oil and natural gas liquids.

		Weighted
		Average
Period	MMBTU/day	Fixed Price

2008	3,800	$8.59
2009	4,400	$8.79
2010	3,100	$8.60

EVEP will host an investor conference call to discuss the acquisition today, Nov. 19, 2007 at 11:00am ET (10:00am CT). Investors interested in participating in the call may dial 303-262-2141 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com.

EV Energy Partners, L.P., based in Houston, Texas, is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of net proved reserves using strip prices, rather than prices at the time of the estimate, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.evenergypartners.com or from the SEC at www.sec.gov.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com

Copyright Business Wire 2007

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